Exhibit (4)(e)
RIDER
INCOME BENEFIT
Please read all provisions of this Rider carefully.
This Rider is attached to and made a part of the Policy. All of the terms and provisions contained in the Policy apply to this Rider unless otherwise amended by this Rider, as set forth below in the Policy Amendments Section. Capitalized terms used but not defined in this Rider have the meaning set forth in the Policy. In the case of a conflict with any provisions in the Policy, the provisions of this Rider will control. This Rider will be automatically cancelled upon receipt of a written request to cancel the Policy during the Right to Return Policy period described in the Right to Return Policy provision of the front cover of the Policy.
THIS RIDER DOES NOT HAVE ANY CASH VALUE.
This Rider is automatically included at no charge, and provides for Income Benefit Payments purchased by Discretionary Income Benefit Purchases, as described below, for the lifetime of the Annuitant.
DEFINITIONS
CUMULATIVE INCOME BENEFIT PURCHASES: On any Business Day, the total amount of Variable Accumulation Value used to make Discretionary Income Benefit Purchases.
DISCRETIONARY INCOME BENEFIT PURCHASE: A voluntary deduction by the Owner of a portion of the Variable Accumulation Value, in the form of Accumulation Units from the Investment Divisions, used to purchase Income Benefit Payments. Each purchase will increase the Funded Income Benefit and the Income Benefit Payment amount. Discretionary Income Benefit Purchases include Systematic Discretionary Income Benefit Purchases.
FUNDED INCOME BENEFIT: On any Business Day, the total income purchased by Discretionary Income Benefit Purchases. The total amount on the Income Benefit Payment Commencement Date will provide the Income Benefit Payments. The Funded Income Benefit is supported by assets in NYLIAC’s General Account and is not part of the Separate Account.
INCOME BENEFIT PAYMENTS: Fixed periodic income payments that NYLIAC makes to the named Payee beginning on the Income Benefit Payment Commencement Date and payable during the lifetime of the Annuitant.
INCOME BENEFIT PAYMENT COMMENCEMENT DATE: The date shown on the Policy Data Page on which the first Income Benefit Payment under this Policy will be made, or as subsequently changed by you.
INCOME BENEFIT PURCHASE RATE: The income purchase rate in effect for a Discretionary Income Benefit Purchase at the time a purchase is processed. The method for determining this rate is described on the Policy Data Page.
LIFE CONTINGENT INCOME PAYMENT: Any income payment that requires an Annuitant to be living on a scheduled income payment date.
TOTAL CONTRACT AMOUNT: The sum of the Accumulation Value plus Cumulative Income Benefit Purchases, if any.
SYSTEMATIC DISCRETIONARY INCOME BENEFIT PURCHASE: Discretionary Income Benefit Purchases that are executed automatically on a recurring basis in accordance with your instructions. These purchases may be made in addition to independent Discretionary Income Benefit Purchases.
SECTION A — INCOME BENEFIT PAYMENTS
A.1 How are Income Benefit Payments Determined?
The Income Benefit Payments are based on the Income Benefit Purchase Rates in effect when you make a Discretionary Income Benefit Purchase, the date of each Discretionary Income Benefit Purchase, the Discretionary Income Benefit Purchase amount, and the attained age of the Annuitant on the date of each Discretionary Income Benefit Purchase. The Income Benefit Purchase Rates are determined as

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shown under the Funded Income Benefit section of the Policy Data Page. The Income Benefit Purchase Rate will not be less than Income Benefit Purchase Rate as described on the Policy Data Page. The attained age of the Annuitant is determined by counting 1/12 of a year for each full month from the Annuitant’s last birthday to the date of each Discretionary Income Benefit Purchase. The Income Benefit Payments are also based on the sex of the Annuitant, the date on which you purchased this Policy (Policy Date) and the Income Benefit Payment Commencement Date.
Each Discretionary Income Benefit Purchase made will increase the Income Benefit Payment amount in accordance with the factors described in this section. We will send you written confirmation after each Discretionary Income Benefit Purchase as described in Section B.4.
The Income Benefit Payment amount is subject to modification as a result of additional Discretionary Income Benefit Purchases as described in this section. The Income Benefit Payment amount is also subject to modification if you change the Income Benefit Payment Commencement Date as described in Sections A.6 and A.7.
A.2. May You Cancel The Funded Income Benefit?
After the first Discretionary Income Benefit Purchase is made, and not cancelled and reversed pursuant to Section B.5, you may not cancel the Funded Income Benefit.
A.3. Are Charges Deducted From Your Policy For This Rider?
Charges are not deducted from your Policy for this Rider.
A.4. When Will Income Benefit Payments Begin And How Will They Be Made?
If the Annuitant is living, we will make Income Benefit Payments, to the designated Payee, beginning on the Income Benefit Payment Commencement Date shown on the Policy Data Page, or as subsequently changed by you. Once the Income Benefit Payments begin, these payments will continue for the lifetime of the Annuitant.
Income Benefit Payments that start prior to the Variable Account Annuity Commencement Date, as shown on the Policy Data Page, will be treated as a partial annuitization for income tax purposes. Please consult your tax advisor.
Income Benefit Payments will be made in the amount shown on the written confirmation statement, as described in Section B.4, or as changed according to Sections A.1, A.6 and A.7.
A.5. May Monthly Income Benefit Payments Be Advanced?
If you are receiving scheduled monthly Income Benefit Payments, you have the option to receive eight (8) Income Benefit Payments in a lump sum. If you exercise this option, you will receive a lump sum payment in an amount equal in value to your next scheduled monthly payment plus your next seven (7) scheduled monthly payments. Regularly scheduled monthly payments will resume in the month following the month in which the eighth payment was scheduled to be made.
If Variable Account Annuity Income Payments are concurrently being made or are scheduled to begin during the time you are receiving advanced Income Benefit Payments under this Rider, then the payable monthly Variable Account Annuity Income Payments will also be advanced in the same manner as the Income Benefit Payments and will be included in a lump sum payment amount with the advanced Income Benefit Payments.
If the Annuitant dies before scheduled Income Benefit Payments resume, any advanced Life Contingent Annuity Income Payments that would not have been paid after the death of the Annuitant must be returned.
Advanced Income Benefit Payments and Variable Account Annuity Income Payments will be reported as fully taxable. This option can only be exercised three (3) times while the Annuitant is living, and must be made through a notice you sign with the information that we need. Scheduled monthly Income Benefit Payments must resume before this option may be exercised again. This option is not available if you are under the age 59 1/2 or if the Policy is issued as a Qualified Contract.
A.6. May The Income Benefit Payment Commencement Date Be Changed?
While this Policy is in force, you may change the Income Benefit Payment Commencement Date shown on the Policy Data Page. An interest rate change adjustment, as described on the Policy Data Page, will be applied if you make a change following the first Discretionary Income Benefit Purchase, as described in Section A.7.
Prior to the first Discretionary Income Benefit Purchase that is not cancelled and reversed

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pursuant to Section B.5, you may accelerate or defer the Income Benefit Payment Commencement Date at any time while the Annuitant is living. If you wish to change the date, you must notify us in writing at least one (1) month before making a Discretionary Income Benefit Purchase request.
Following the first Discretionary Income Benefit Purchase that is not cancelled or reversed pursuant to Section B.5, you may accelerate or defer the Income Benefit Payment Commencement Date one (1) time, while the Annuitant is living, subject to the conditions shown on the Policy Data Page. To accelerate the Income Benefit Payment Commencement Date, you must notify us in writing at least sixty (60) days prior to the new Income Benefit Payment Commencement Date. To defer the Income Benefit Payment Commencement Date, you must notify us in writing at least sixty (60) days prior to the original Income Benefit Payment Commencement Date shown on the Policy Data Page. The change will take effect as of the date we receive your signed notice that gives us the information that we need.
A.7. How Does Changing The Income Benefit Payment Commencement Date Affect The Income Benefit Payment Amount?
After the first Discretionary Income Benefit Purchase that is not cancelled and reversed pursuant to Section B.5, a change to the Income Benefit Payment Commencement Date will result in a change to the Income Benefit Payment amount. An interest rate change adjustment, as shown on the Policy Data Page, will be applied when determining the adjusted Income Benefit Payment amount.
Accelerating the Income Benefit Payment Commencement Date may result in a decrease to the Income Benefit Payment amount, while deferring the Income Benefit Payment Commencement Date to a later date may result in an increase in the Income Benefit Payment amount. The Funded Income Benefit will change in proportion to the change in the Income Benefit Payment. The Income Benefit Payment amount will be adjusted on an actuarially equivalent basis. The adjusted Income Benefit Payment amount will be determined based on the mortality table and an index-based interest rate shown on the Policy Data Page. Additional conditions may apply as described in Subsections (a) and (b) below.
(a)	Accelerations of five (5) years or less (Qualified and Non-Qualified Contracts): Income Benefit Payments adjusted as a result of an acceleration of the Income Payment Commencement Date of five (5) years or less may be increased, consistent with IRS required minimum distribution rules. Any increase will be applied to both Qualified and Non-Qualified Contracts.

(b)	Acceleration of more than five (5) years (Qualified Contracts only, other than Roth IRAs): Acceleration of the Income Benefit Payment Commencement Date on Qualified Contracts, other than Roth IRAs, is subject to applicable IRS restrictions. If a change to the Income Benefit Payment Commencement Date results in adjusted Income Benefit Payment amount that violate IRS restrictions, we will inform you to either withdraw or change your request to an allowable Income Benefit Payment Commencement Date, if an allowable date is available.
Should you exercise your right to change the Income Benefit Payment Commencement Date, we will notify you in writing of your new Income Benefit Payment amount and new Income Benefit Payment Commencement Date.
A.8 What Happens If The Interest Rate Index Used To Determine The Adjusted Income Benefit Payments Is Discontinued?
If the interest rate index, shown on the Policy Data Page, is no longer in effect, at any time, we may substitute a comparable index subject to any regulatory approval that may be required. We will notify you, or any assignee of record, before a substitute index is used.
A.9 How Will Income Benefit Payments Be Affected If You Make A Partial Withdrawal From The Policy’s Accumulation Value Prior To The Income Benefit Payment Commencement Date?
A Partial Withdrawal may be made according to Section Five of the Policy. A Partial Withdrawal will not affect the Income Benefit Payments. You may continue to make Discretionary Income Benefit Purchases prior to the Income Benefit Payment Commencement Date, provided you have sufficient Variable Accumulation Value in your Policy after making a Partial Withdrawal.
A.10. How Will Income Benefit Payments Be Affected If You Surrender This Policy Prior To The Income Benefit Payment Commencement Date?
If you surrender this Policy prior to the Income Benefit Payment Commencement Date and you have made Discretionary Income Benefit Purchases, the Funded Income Benefit amount, determined on the date of surrender, will provide Income Benefit Payments beginning on the Income Benefit Payment Commencement Date. If you have not made any Discretionary Income Benefit Purchases, no Income Benefit Payments will be made.

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A.11. How Will Income Benefit Payments Be Affected If You Elect To Receive Variable Account Annuity Income Payments Prior To The Income Benefit Payment Commencement Date?
If you elect to receive Variable Account Annuity Income Payments prior to the Income Benefit Payment Commencement Date, Income Benefit Payments may or may not be available depending on the following:
(A)	If you apply the entire Variable Accumulation Value to the Variable Account Annuity Income Payment option and you have not made any Discretionary Income Benefit Purchases, no Income Benefit Payments will be made.

(B)	If you apply the entire Variable Accumulation Value to the Variable Account Annuity Income Payment option and you have made Discretionary Income Benefit Purchases, we will make Income Benefit Payments to you in an amount equal to the Income Benefit Payment amount determined as of the Variable Account Annuity Commencement Date. These Income Benefit Payments will be made to the Payee beginning on the Income Benefit Payment Commencement Date.
A.12. Could a Change of Ownership Affect The Income Benefit Payments?
If you change the Owner of this Policy and the new Owner dies prior to the Income Benefit Payment Commencement Date, no Income Benefit Payments will be made even if Discretionary Income Benefit Purchases have been made. However, a death benefit may be payable, as described in Section 3.3 in the Policy as amended by this Rider.
A.13. How Are The Assets Supporting The Funded Income Benefit Invested?
The assets supporting the Funded Income Benefit are the assets in NYLIAC’s General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC’s General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC’s General Account assets support all of its liabilities except Separate Account liabilities.
SECTION B — DISCRETIONARY INCOME BENEFIT PURCHASES
B.1 What Is a Discretionary Income Benefit Purchase?
A Discretionary Income Benefit Purchase is a voluntary purchase made by you, as described in Section B.3, of income amounts that will increase the Funded Income Benefit.
B.2 When May You Make A Discretionary Income Benefit Purchase?
Subject to the limitations specified on the Policy Data Page, a request for a Discretionary Income Benefit Purchase may be made by you at any time prior to the Income Benefit Payment Commencement Date. Please refer to the Policy Data Page for limitations on purchases.
B.3 How Do You Make A Discretionary Income Benefit Purchase?
A Discretionary Income Benefit Purchase request is made to us in writing or by any other method we make available. Each Discretionary Income Benefit Purchase is made with a deduction of a portion of the Variable Accumulation Value, in the form of Accumulation Units, from the Investment Divisions and must be for an amount not less than that shown on the Policy Data Page. In your request, you may specify the percentage or dollar amount to be deducted from each Investment Division. If you do not specify a percentage, NYLIAC will deduct from each Investment Division on a pro-rata basis. A Surrender Charge is not applied to amounts deducted for a Discretionary Income Benefit Purchase.
No amounts may be deducted from the DCA Advantage Account in support of Discretionary Income Benefit Purchases.
For all Policies issued as a Qualified Contract, Discretionary Income Benefit Purchases may be subject to IRS restrictions. If a Discretionary Income Benefit Purchase would result in an Income Benefit Payment amount that violates applicable IRS restrictions, we will inform you to either withdraw your request or change your request to an amount that will comply with IRS required minimum distribution rules.
B.4 How Will Discretionary Income Benefit Purchases Be Acknowledged?
Upon receipt of a request for a Discretionary Income Benefit Purchase, we will provide you with a written confirmation stating the amount of the Discretionary Income Benefit Purchase, the new Funded Income Benefit amount and new Income Benefit Payment amount. Please examine this confirmation carefully.
Additional Discretionary Income Benefit Purchases will not change the Income Benefit Payment

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Commencement Date or the Income Benefit Payment option.
B.5 May A Discretionary Income Benefit Purchase Be Cancelled and Reversed?
Within ten (10) days after you receive the written confirmation of a Discretionary Income Benefit Purchase, you may cancel the Discretionary Income Benefit Purchase by returning the confirmation to us with a request to cancel the purchase. On the Business Day we receive your cancellation request, the Discretionary Income Benefit Purchase will be reversed. The amount applied back to the Variable Accumulation Value will be equal in dollar value to the amount withdrawn by the Discretionary Income Benefit Purchase, but may not be equal in the number of Accumulation Units. As a result, the reversal may result in an increase or decrease to the number of Accumulation Units.
B.6 What Happens If A Discretionary Income Benefit Purchase Is Not Cancelled And Reversed?
If a Discretionary Income Benefit Purchase has not been cancelled and reversed within ten (10) days, as provided above in Section B.5, a Discretionary Income Benefit Purchase will be deemed final. Once final, the amount of the purchase cannot be returned to the Investment Divisions.
B.7 How Does A Discretionary Income Benefit Purchase Affect The Policy’s Variable Accumulation Value?
Any Discretionary Income Benefit Purchase will reduce the Variable Accumulation Value by the amount withdrawn from the Investment Divisions to make the purchase. Any Variable Accumulation Value remaining in the Investment Divisions will continue to be valued as provided in Section Eight of the Policy.
B.8 How Do Discretionary Income Benefit Purchases Affect The Policy’s DCA Advantage Accumulation Value?
Discretionary Income Benefit Purchases may not be made from the DCA Advantage Account and, therefore, do not affect the DCA Advantage Account Accumulation Value. However, once the amount held in the DCA Advantage Account is transferred to the Investment Divisions, these funds will be available for Discretionary Income Benefit Purchases from the Variable Accumulation Value.
POLICY AMENDMENTS
This section addresses changes to your Policy as a result of the new terms and provisions provided by this Rider. Any new language added to the Policy is represented by italic letters.
The following terms amend the “DEFINITIONS” section of the Policy:
ADJUSTED DEATH BENEFIT PREMIUM PAYMENT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include Surrender Charges), divided by this Policy’s Total Contract Amount immediately preceding the withdrawal, multiplied by the Adjusted Death Benefit Premium Payment immediately preceding the withdrawal.
ANNUITANT: The person(s) named on the Policy Data Page and whose life determines the Variable Account Annuity Income Payments and Income Benefit Payments. Unless otherwise stated, the Annuitant is the Owner of this Policy.
PAYEE: The recipient(s) designated to receive Variable Account Annuity Income Payments and/or Income Benefit Payments under this Policy. The Owner of this Policy is the Payee, unless you designate another Payee.
The following sections of the Policy are amended as provided below:
Section 1.4: This section of the Policy is deleted and replaced with the following provision:
If, after the Income Benefit Payment Commencement Date, the Variable Accumulation Value would provide Variable Account Annuity Income Payments of less than $20 a month on the Variable Account Annuity Commencement Date, or an amount that is insufficient to pay the annual Policy Service Charge, Mortality and Expense Risk and Administrative Costs Charges, and any optional rider charges, we have the right, subject to any applicable state law or regulation, to terminate this Policy and pay you the Variable Accumulation Value in a single sum. We will notify you of our intention to exercise this right 90 days prior to our terminating this Policy. We will not terminate this Policy prior to the Income Benefit Payment Commencement Date.
This provision will not affect Income Benefit Payments that have begun prior to termination of this Policy. We will continue to make Income Benefit Payments to the Payee while the Annuitant is living.

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Section 1.6: This section of the Policy is modified to add the words “the Income Benefit Payment Commencement Date” as follows:
NYLIAC may require proof from you that gives us that facts we need to determine that the Annuitant is living on the Variable Account Annuity Commencement Date, the Income Benefit Payment Commencement Date and on any date we make a Variable Account Annuity Income Payment, but not more than once in any twelve-month period.
Section 1.10: This section of the Policy is modified to add the words “or Income Benefit Payment option” and “or make a Discretionary Income Benefit Purchase” as follows:
The assignee may not change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternate Variable Account Annuity Income Payment option or Income Benefit Payment option that may be available, or make a Discretionary Income Benefit Purchase.
Section 1.14: The first and third sentences of this section of the Policy are modified to include additional language as follows:
The report will provide you with the beginning and end dates of the reporting period and this Policy’s Accumulation Value, Total Contract Amount, and the Funded Income Benefit as of the beginning and end of the reporting period. The Accumulation Value will include any Premium Payments, interest credited, expense charges, rider charges, Policy Service Charges, Partial Withdrawals, and Surrender Charges applied during the reporting period. The report will also include the date and the amount of each Discretionary Income Benefit Purchase, the Income Benefit Payment amount provided by each Discretionary Income Benefit Purchase and the amount contributed to the Funded Income Benefit, the total new Income Benefit Payment amount, the Income Benefit Payment Commencement Date, the revised Income Benefit Payment amount and the new Income Benefit Payment Commencement Date if the Income Benefit Payment Commencement Date is changed; , the cash surrender value, death benefit and any other facts of this Policy required by state law or regulation.
We will not charge a fee for the first report provided during any Policy Year. However, a reasonable fee, not to exceed $30, may be charged for additional reports mailed to you on request. We will mail the report to your last known address.
Section 2.1: The second sentence of this section of the Policy is modified to include additional language as follows:
The Owner has all the rights of ownership of this Policy. These rights include, but are not limited to, the right to assign your interest in this Policy (Non-Qualified Contracts only), change a revocable Beneficiary, make transfers, make Discretionary Income Benefit Purchases, receive Variable Account Annuity Income Payments and/or Income Benefit Payments, change the Variable Account Annuity Commencement Date and/or Income Benefit Payment Commencement Date, and designate a Payee other than yourself to receive Variable Account Annuity Income Payments and/or Income Benefit Payments. If this Policy is jointly owned, these rights must be exercised jointly. To exercise these rights, you do not need the consent of the Annuitant or any revocable Beneficiary. However, an Owner’s rights of ownership end at his or her death.
Section 2.3: The third paragraph of this section of the Policy is modified by adding the words “and Income Benefit Payment Commencement Date” and adding new language to the end of the paragraph as follows:
If this Policy is issued as a Non-Qualified Contract, you may change the Owner of this Policy, from yourself to a new Owner(s), by providing us with a notice you sign which gives us the facts that we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before receipt of the notice. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change the Annuitant or any Beneficiary.
If a change of ownership is made and either the new Owner or the Annuitant dies prior to the Variable Account Annuity Commencement Date and/or Income Benefit Payment Commencement Date, a death benefit, if any, will be paid in accordance with Section 3.1 of this Policy, as amended by this Rider.
If the new Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor prior to the Variable Account Annuity

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Commencement Date and/or Income Benefit Payment Commencement Date, the grantor’s death will be treated as the death of a living Owner and a death benefit, if any, will be paid in accordance with Section 3.1 of the Policy, as amended by this Rider.
A change of ownership may have adverse tax consequences to you; please consult your tax advisor.
Section 3.1: This section of the Policy is modified to add to and/or modify language in subsections (A) and (B) and the second and last paragraph, and to add subsections (C) and (D) as follows:
Unless otherwise stated, the Owner and the Annuitant are the same person. If the Owner dies, a death benefit, if any, will be paid as described below.
A death benefit may also be payable at the death of the Annuitant after a change of ownership of this Policy (see Policy Sections 2.3, as amended by this Rider, and 3.4).
(A)	If the Owner dies before the Variable Account Annuity Commencement Date and before the Income Benefit Payment Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit in an amount equal to the greater of: i) the Total Contract Amount; or ii) the Adjusted Death Benefit Premium Payments.

(B)	If the Owner dies after the Variable Account Annuity Commencement Date, and before the Income Benefit Payment Commencement Date, this Policy will end and we will pay to the Beneficiary, even if the Payee is still living, a death benefit, if any, in an amount equal to: i) the Cumulative Income Benefit Purchases, if any; plus ii) the Variable Accumulation Value amount applied to determine the Variable Account Annuity Income Payments less the sum of the Variable Account Annuity Income Payments previously made.

(C)	If the Owner dies before the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, we will pay to the Beneficiary, even if the Payee is still living, a death benefit in an amount equal to the greatest of: i) the Accumulation Value; or ii) the Adjusted Death Benefit Premium Payments less Income Benefit Payments previously made; or iii) the Total Contract Amount less Income Benefit Payments previously made.

(D)	If the Owner dies after the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, we will pay to the Beneficiary, even if the Payee is still living, a death benefit, if any, in an amount equal to: i) the Cumulative Income Benefit Purchases less Income Benefit Payments previously made; plus ii) the Variable Accumulation Value amount applied to determine the Variable Account Annuity Income Payments less the sum of the Variable Account Annuity Income Payments previously made.
The payment of any death benefit prior to the Variable Account Annuity Commencement Date and the Income Benefit Payment Commencement Date will be made in a single sum or in accordance with the Beneficiary’s election as provided for in Section 3.6 of the Policy, as amended by this Rider.
Section 3.3: This section of the Policy is modified to add subsections (C) and (D). This section is further modified to add to and/or modify language in subsections (A) and (B), and the last paragraph as follows:
(A)	If the Owner dies before the Variable Account Annuity Commencement Date and before the Income Benefit Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit in an amount equal to the greater of: i) the Total Contract Amount of this Policy; or ii) the Adjusted Death Benefit Premium Payments.

(B)	If the Owner dies after the Variable Account Annuity Commencement Date and before the Income Benefit Payment Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit in an amount equal to the Cumulative Income Benefit Purchases, if any. We will also continue to make Variable Account Annuity Income Payments to the Payee while the Annuitant is living. When the Annuitant dies, or if applicable, the last surviving Annuitant dies, we will pay to the Beneficiary, even if the Payee is still living, a death benefit, if any, in

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an amount equal to the Variable Accumulation Value amount applied to determine the Variable Account Annuity Income Payments less the sum of the Variable Account Annuity Income Payments previously made .

(C)	If the Owner dies before the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit in an amount equal to the greater of: i) the Accumulation Value of this Policy; or ii) the Adjusted Death Benefit Premium Payments. We will also continue to make Income Benefit Payments to the Payee while the Annuitant is living. When the Annuitant dies, or if applicable, the last surviving Annuitant dies, we will pay to the Beneficiary, even if the Payee is still living, a death benefit, if any, in an amount equal to the Cumulative Income Benefit Purchases less Income Benefit Payments previously made.

(D)	Unless otherwise provided, if the Owner dies after the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, the Owner’s estate will become the new Owner of this Policy. If this Policy is jointly owned, the surviving Owner will become the sole Owner. We will continue to make Variable Account Annuity Income Payments and Income Benefit Payments to the Payee while the Annuitant is living. When the Annuitant dies, or if applicable, the last surviving Annuitant dies, we will pay to the Beneficiary, even if the Payee is still living, a death benefit, if any, in an amount equal to i) the Cumulative Income Benefit Purchases less Income Benefit Payments previously made; plus ii) the Variable Accumulation Value amount applied to determine the Variable Account Annuity Income Payments less the sum of the Variable Account Annuity Income Payments previously made.
The payment of any death benefit prior to the Variable Account Annuity Commencement Date and Income Benefit Payment Commencement Date will be made in a single sum, or in accordance with the Beneficiary’s election as provided for in Section 3.6 of the Policy, as amended by this Rider.
Section 3.5: This section of the Policy is modified to add the words “and any Cumulative Income Benefit Purchases” to the second paragraph as follows:
Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information that gives us the facts we need from a Beneficiary, we will pay to that Beneficiary his/her full share of the death benefit, if any. The payment will be made within seven (7) days.
However, it may happen that the New York Stock Exchange is closed on a day other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the Variable Accumulation Value. In that case, we may defer payment of the death benefit request. Any amount remaining in the DCA Advantage Account, if applicable, and any Cumulative Income Benefit Purchases, as of the date of death, will be credited with interest computed daily from the date of death to the date of payment of the death benefit proceeds. We set the interest rate each year. This rate will not be less than the rate required by law.
Section 3.6: This section of the Policy is modified to add new language to the section title and first sentence as follows:
3.6 How May The Beneficiary Receive The Death Benefit Of This Policy If The Owner Dies Prior To The Variable Account Annuity Commencement Date And/Or The Income Benefit Payment Commencement Date? Full payment of the death benefit proceeds from the Variable Account prior to the Variable Account Annuity Commencement Date and/or the Cumulative Income Benefit Purchases prior to the Income Benefit Payment Commencement Date will be made in a single sum to the Beneficiary within five (5) years after the date of your death. However, at your death, the Beneficiary is not required to accept the death benefit proceeds of this Policy in a single sum if you, or the Beneficiary (after your death), choose in a signed notice, to have all or part of these proceeds placed under a settlement alternative that we may have available for the Beneficiary. Payment under the proceeds left on deposit or elected income settlement alternatives must be fully distributed within five (5) years after the date of your death. Payment under a guaranteed life income settlement alternative must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy (as determined

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for federal tax purposes) of the Beneficiary, at the time of your death, and must begin within one year after your death. We may require proof of the Beneficiary’s birth date before payments begin.
Section 3.7: This section of the Policy is modified to describe the conditions under which your spouse may continue the Policy when this Rider is made a part of this Policy.
If you are both the Owner and Annuitant of this Policy, your spouse is the sole primary Beneficiary and you die before the Variable Account Annuity Commencement Date, this Policy may be continued with your surviving spouse as the new Owner and Annuitant, subject to certain Qualified Plan limitations and the conditions referenced here.
When this Policy is issued with you as the only Annuitant, you have not made any Discretionary Income Benefit Purchases and you die prior to the Variable Account Annuity Commencement Date and the Income Benefit Payment Commencement Date, and your spouse continues the Policy, your spouse may make Discretionary Income Benefit Purchases. All Discretionary Income Benefit Purchases made will be used to make Income Benefit Payments. While your spouse is living, Income Benefit Payments will be made beginning on the Income Benefit Payment Commencement Date. If you have made a Discretionary Income Benefit Purchase, no Income Benefit Payments will be payable and we will increase the Policy’s Variable Accumulation Value by an amount equal to the Cumulative Income Benefit Purchases. The adjustment to the Variable Accumulation Value will be made pro-rata based on the Investment Division allocations in effect as of the date of your death. The adjustment will be made as of the date we receive Proof of Death for you and all claim information that gives us the facts that we need.
If you die prior to the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, and your spouse continues the Policy, no adjustment will be made to the Variable Accumulation Value and we will pay to your spouse any death benefit payable in an amount equal to the Cumulative Income Benefit Purchases less Income Benefit Payments previously made. Payment of death benefit proceeds will be made as of the date we receive Proof of Death for you and all claim information that gives us the facts that we need.
If this Policy is issued with one Owner and joint Annuitants, and you die before the Variable Account Annuity Commencement Date, your spouse must be both the sole primary Beneficiary and joint Annuitant to continue the Policy as the new Owner.
If this Policy is issued to joint spousal Owners and Annuitants, and one Owner dies before the Variable Account Annuity Commencement Date, the surviving spouse must be the sole primary Beneficiary to continue the Policy as the sole Owner and Annuitant.
When this Policy is issued with joint Annuitants and you die prior to the Variable Account Annuity Commencement Date and the Income Benefit Payment Commencement Date, and your spouse continues the Policy, your spouse may make Discretionary Income Benefit Purchases even if you had made Discretionary Income Benefit Purchases prior to your death. All Discretionary Income Benefit Purchases made will be used to make Income Benefit Payments. While your spouse is living, Income Benefit Payments will be made beginning on the Income Benefit Payment Commencement Date.
If you die prior to the Variable Account Annuity Commencement Date and after the Income Benefit Payment Commencement Date, and your spouse continues the Policy, Income Benefit Payments will continue to be made while your spouse is living.
If your spouse chooses to continue this Policy, no death benefit proceeds under the Variable Account will be paid as a consequence of your death.
Sections 3.8, 3.9 and 3.10: These sections of the Policy have been modified by adding language to the section titles as follows:
3.8 What Happens If No Beneficiary Survives The Owner And The Owner Dies Prior To The Variable Account Annuity Commencement Date And/Or The Income Benefit Payment Commencement Date?

If no Beneficiary for any amount payable, or for a stated share, survives the Owner, the right to this amount or share will pass to the Owner’s estate as Beneficiary. If this Policy is jointly owned, payment will be made to the surviving Owner as Beneficiary, unless otherwise instructed. Payment of the proceeds will be made within five (5) years after the date of your death. If any Beneficiary dies at the same time as the Owner, or within fifteen (15) days after the Owner’s death, but before we receive Proof of Death for the Owner and all claim information, we will pay any amount payable as though the Beneficiary died first.

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3.9 Prior To The Variable Account Annuity Commencement Date And/Or The Income Benefit Payment Commencement Date, What Happens If No Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change Of Ownership?
If no Beneficiary for any amount payable, or for a stated share, survives the Annuitant, the right to this amount or share will pass to the Owner as Beneficiary, or if no Owner is living, to the Owner’s estate. If this Policy is jointly owned, payment will be made to the surviving Owner as Beneficiary. Payment of the proceeds will be made within five (5) years after the date of the Annuitant’s death. If any Beneficiary dies at the same time as the Annuitant, or within fifteen (15) days after the Annuitant’s death, but before we receive Proof of Death for the Annuitant and all claim information, we will pay any amount payable as though the Beneficiary died first.
3.10 After The Variable Account Annuity Commencement Date And/Or The Income Benefit Payment Commencement Date, What Happens If No Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change Of Ownership?
If no Beneficiary survives the Annuitant, or for Policies with joint Annuitants, the last surviving Annuitant, the death benefit, if any, will be paid in a single sum to you. If you are not living, then the death benefit, if any, will be paid in a single sum to your estate. No amount will be payable to a Beneficiary if the Annuitant (or last surviving Annuitant) dies (A) after the sum of the Variable Account Annuity Income Payments received equals or exceeds the Accumulation Value amount applied to determine the income payments and (B) after the sum of the Income Benefit Payments received equals or exceeds the Cumulative Income Benefit Purchases. If any Beneficiary dies at the same time as the Annuitant (or last surviving Annuitant), or within fifteen (15) days after the Annuitant’s death, but before we receive Proof of Death for the Annuitant and all claim information, we will pay any amount payable as though the Beneficiary died first.
Section 8.9: This section of the Policy is modified to add the words “Discretionary Income Benefit Purchase” to the second paragraph as follows:
The portion of the Premium Payment allocated or transferred to a designated Investment Division of the Separate Account is credited to this Policy in the form of Accumulation Units. The number of Accumulation Units credited to this Policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment or transfer request and all required documentation is received.
That portion of each Partial Withdrawal, Discretionary Income Benefit Purchase, Surrender Charge, Policy Service Charge, additional fees and charges (including rider charges, if applicable) or transfer that is made from a designated Investment Division of the Separate Account is deducted from this Policy in the form of Accumulation Units. The number of Accumulation Units deducted from this Policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units’ value for that Investment Division for the Valuation Period.
The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
President
Secretary

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